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                                                                     EXHIBIT 5.1

November 15, 2004

Mr. James E. Illson
Executive Vice President and Chief Financial Officer
Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA 95131

         Re:  EXHIBIT 5.1 to Registration Statement on Form S-4

Ladies/Gentlemen:

         We are acting as corporate counsel to Bell Microproducts Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") on or about November 16, 2004 relating to $110,000,000 aggregate principal amount of 3 3/4% Convertible Subordinated Notes, Series B due 2024 of the Company ("New Notes") that may be issued in exchange for up to $110,000,000 aggregate principal amount of issued and outstanding 3 3/4% Convertible Subordinated Notes due 2024 of the Company ("Old Notes"). The Company proposed to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes (the "Exchange Offer"). The New Notes will be issued under an Indenture (the "New Indenture"), to be entered into between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee").

         In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

         1. The Company's Amended and Restated Articles of Incorporation, as amended;

         2.       The Company's Amended Bylaws;

         3. Certain corporate resolutions of the Company's Board of Directors pertaining to the Exchange Offer;

         4.       The Registration Statement;

         5. A form of the new global note (the "New Global Note") representing the New Notes; and

         6. A form of the New Indenture between the Company and the Trustee relating to the New Notes.

         As to various matters of fact material to this opinion letter, we have relied upon statements and certificates of officers of the Company or of public officials, including those delivered to others in connection with the issuance of the Notes. We have examined the originals or copies of such corporate documents and records and other certificates, opinions and instruments and have made such other investigation as we have deemed necessary in connection with the opinions hereinafter set forth.

         We have assumed, among other things, the genuineness of all signatures and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In examining documents, we have assumed that parties executing the same, other than the Company, have all necessary power to enter into and perform all of their obligations thereunder and have also assumed the due authorization by all requisite action of the execution, delivery and performance of such documents by such parties, that such documents are legal, valid, binding and enforceable obligations of such parties in accordance with their respective terms and that the representations and warranties made in such documents by such parties are true and correct. We have also assumed that each natural person executing any document relating to the matters covered by this opinion letter has the capacity and is legally competent to do so and that each of the documents and agreements involved in any matter covered by this opinion letter accurately describes the mutual understanding of the parties as to all matters contained therein and that


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no other agreements or understandings exist between the parties relating to the transactions contemplated by such document or agreement.

         Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that the New Notes have been duly authorized by all necessary corporate action on the part of the Company and, when duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the New Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

         Our opinions expressed above are specifically subject to the following additional limitations, exceptions, qualifications and assumptions:

         1. The effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors.

         2. The effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

         3. The unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy.

         4. The effect of California, New York and federal laws relating to usury or permissible rates of interest for loans, forbearances or the use of money.

         5. The opinions expressed herein are limited to the laws of the State of Minnesota (excluding its conflict of law principles), the laws of the States of California and New York, and the federal laws of the United States. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         This opinion letter is rendered as of the date first written above for your benefit in connection with the Registration Statement and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

/s/    Melodie R. Rose
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By:  Melodie R. Rose, Vice President